SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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DIGITAL RIVER, INC.

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DIGITAL RIVER, INC.
9625 WEST 76TH STREET
EDEN PRAIRIE, MN 55344
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2010
To The Stockholders Of Digital River, Inc.:
          Notice Is Hereby Given that the Annual Meeting of stockholders of Digital River, Inc., a Delaware corporation, will be held on Thursday, May 27, 2010, at 3:30 p.m. local time at our headquarters at 9625 West 76th Street, Eden Prairie, Minnesota, 55344 for the following purposes:
1.	To elect two Class III directors for a term of three years and to ratify the appointment of one Class I director;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent auditors for its fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
          The Board of Directors has fixed the close of business on March 31, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Kevin L. Crudden
Kevin L. Crudden
Secretary

Eden Prairie, Minnesota
April 17, 2010

          ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DIGITAL RIVER, INC.
9625 WEST 76TH STREET
EDEN PRAIRIE, MN 55344
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
May 27, 2010
INFORMATION CONCERNING SOLICITATION AND VOTING
General
          The enclosed proxy is solicited on behalf of the Board of Directors of Digital River, Inc., a Delaware corporation, for use at the Annual Meeting of stockholders to be held on May 27, 2010, at 3:30 p.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our headquarters at 9625 West 76th Street, Eden Prairie, Minnesota, 55344.
Solicitation
          We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, par value $.01 per share, beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Our directors, officers or other regular employees may supplement original solicitation of proxies by mail, telephone or personal solicitation. They will not be paid any additional compensation for these services.
Voting Rights and Outstanding Shares
          Only holders of record of our common stock at the close of business on March 31, 2010, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 24, 2010, we had outstanding and entitled to vote 39,628,736 shares of common stock.
          Each holder of record of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
          A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.
Distribution and Electronic Availability of Proxy Materials
          This year we are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice.
          We plan to mail the Notice to shareowners by April 18, 2010 which will contain instructions on how to access this proxy statement and our annual report online.

          We first made available the proxy solicitation materials at www.proxyvote.com on or around April 15, 2010 to all stockholders entitled to vote at the annual meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2009 Annual Report to stockholders was made available at the same time and by the same methods.
Voting Via the Internet or by Telephone
          You may grant a proxy to vote your shares by means of the telephone or on the Internet. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each proxy contains or is submitted with information from which the inspectors of election can determine that this proxy was authorized by you.
          The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. If you are granting a proxy to vote via the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by you.
For Shares Registered in your Name
          Stockholders of record may grant a proxy to vote shares of our common stock by using a touch-tone telephone to call 1-800-690-6903 or via the Internet by accessing the website www.proxyvote.com. You will be required to enter our number and a twelve-digit control number (these numbers are located on the proxy card). If voting via the Internet, you will then be asked to complete an electronic proxy card. The votes will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on May 26, 2010. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.
For Shares Registered in the Name of a Broker or Bank
          Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than our proxy card. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers the means to grant proxies to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions, Inc. program, you may go to www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on May 26, 2010. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the meeting.
Revocability of Proxies
          Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. You may revoke your proxy by filing with our Corporate Secretary at our principal executive office, 9625 West 76th Street, Eden Prairie, Minnesota 55344, a written notice of revocation or a duly executed proxy bearing a later date, or you may revoke your proxy by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.
          If you are the beneficial owner of shares held in the name of a broker or bank and you wish to vote at the Annual Meeting, you must have an appropriate proxy from your broker or bank appointing you as attorney-in-fact for purposes of voting at the meeting.

Stockholder Proposals
          The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2011 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 19, 2010.
          For business to be properly brought before an annual meeting by a stockholder, the stockholder, wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must have given timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on February 26, 2011, nor earlier than the close of business on January 27, 2011. You should also review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
Proposal 1
ELECTION OF DIRECTORS
          Our Restated Certificate of Incorporation and bylaws provide that the Board of Directors will be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.
          Our Board of Directors presently has six members. There are three directors in the class whose term of office expires in 2010 (Joel A. Ronning, Perry W. Steiner and J. Paul Thorin). Mr. Thorin has informed us that due to other commitments, he will retire from the Board upon expiration of his terms at the Annual Meeting. Each of Messrs. Ronning and Steiner have been nominated for election as Class III directors. On December 8, 2009 the Board of Directors appointed Cheryl F. Rosner to the Board. The Nominating and Corporate Governance Committee of the Board has nominated Ms. Rosner to stand for election as a Class I director at the upcoming Annual Meeting. If elected at the Annual Meeting, Ms. Rosner would serve until the 2011 annual meeting and until her successor is elected and has qualified, or until her death, resignation or removal.
          Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee as the Nominating and Corporate Governance Committee may propose. The nominees have agreed to serve if elected, and the Nominating and Corporate Governance Committee and management have no reason to believe that the nominees will be unable to serve.
          Abstentions will be counted towards a quorum and towards the vote total for this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted towards the vote total for this proposal.
Nominees For Election For A Three-Year Term Expiring At The 2013 Annual Meeting:
Joel A. Ronning
          Mr. Ronning (52) founded Digital River in February 1994 and has been Chief Executive Officer and a director since that time. From February 2001 to February 2004, Mr. Ronning was a member of the Office of the President, and from February 1994 to July 1998, he also was our President. From May 1995 to December 1999, Mr. Ronning served as Chairman of the Board of Directors of Tech Squared, Inc., a direct catalog marketer of software and hardware products, and from May 1995 to July 1998, he served as Chief Executive Officer, Chief Financial Officer and Secretary of Tech Squared, Inc. From May 1995 to August 1996, Mr. Ronning also served as President of Tech Squared, Inc. Mr. Ronning founded MacUSA, Inc., formerly a wholly owned subsidiary of Tech Squared, Inc., and he served as a director of MacUSA, Inc. from April 1990 to December 1999. From April 1990 to July 1998, Mr. Ronning also served as the Chief Executive Officer of MacUSA, Inc.

Areas of relevant experience: senior leadership role in global organization; technology and innovation; detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, trends and competitive positioning of the Company and its business.
Perry W. Steiner
          Mr. Steiner (44) has served as our director since April 1998 and served as our President from July 1998 to February 2001. Mr. Steiner serves on the Company’s Nominating and Corporate Governance Committee and serves as the Chair of the Company’s Finance Committee. Mr. Steiner serves as Managing Partner with Arlington Capital Partners, a private equity fund, which he joined in 2001. Prior thereto, Mr. Steiner served as a senior member of Wasserstein Perella Ventures, Inc., a venture capital fund, and as a principal of TCW Capital. Mr. Steiner serves as a director of Main Line Broadcasting, Cherry Creek Radio and Virgo Holdings.
Areas of relevant experience: capital markets; corporate finance; mergers and acquisitions; detailed knowledge of Company from prior role as President of the Company.
Nominee For Election For A Term Expiring At The 2011 Annual Meeting:
Cheryl F. Rosner
          Ms. Rosner (46) has served as our director since December 8, 2009. From December 2008 to the present, Ms. Rosner has served as a consultant to various companies. From June 2007 to December 2008, Ms. Rosner served as President and Chief Executive Officer of TicketsNow.com, Inc. From 1999 to 2006, Ms. Rosner served in a number of executive positions at Expedia, Inc., including President of Expedia Corporate Travel from July 2005 to August 2006 and President of Hotels.com from December 2003 to July 2005. Prior thereto, Ms. Rosner held sales and marketing management positions at a number of global travel and hospitality companies.
Areas of relevant experience: branding and marketing; internet operations; internet-based travel services.
The Board of Directors Recommends
a Vote in Favor of the Named Nominees
Directors Continuing In Office Until The 2011 Annual Meeting:
Thomas F. Madison
          Mr. Madison (74) has served as a director of the Company since August 1996. Mr. Madison is our Lead Director and serves as the Chair of the Company’s Audit Committee, the Chair of the Company’s Nominating and Corporate Governance Committee, and a member of the Company’s Compensation Committee. Since January 1993, he has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. From December 1996 to March 1999, Mr. Madison served as Chairman of Communications Holdings, Inc., a communications and systems integration company. From August 1999 to March 2000, Mr. Madison served as Chairman of AetherWorks, Inc., a provider of Internet telephony and data networking solutions for the telecommunications industry. From February 1994 to September 1994, Mr. Madison served as Vice Chairman and Chief Executive Officer at Minnesota Mutual Life Insurance Company. From June 1987 to December 1992, Mr. Madison was President of US WEST Communications Markets, a division of US WEST, Inc. Mr. Madison serves as a director of Valmont Industries Inc., Delaware Group of Funds, CenterPoint Energy, Inc. and Rimage Corporation and from September 2003 to September 2005, he served as Chair of Banner Health System. From 1985 to 1987, Mr. Madison served as the President and Chief Executive Officer of Northwestern Bell Telephone Company.
Areas of relevant experience: international operations and issues; risk management; financial reporting, accounting and controls; corporate governance; deep knowledge of the Company due to significant tenure with the Company.

Directors Continuing In Office Until The 2012 Annual Meeting:
Douglas M. Steenland
          Mr. Steenland (58) has served as our director since March 2009. He served as President and Chief Executive Officer of Northwest Airlines Corporation (“NWA”) from October 2004 until October 2008 when NWA and Delta Air Lines, Inc. merged. Mr. Steenland Chairs our Compensation Committee and serves on our Audit Committee and Nominating and Corporate Governance Committee. Mr. Steenland served in a number of executive positions after joining NWA in 1991, including President from April 2001 to October 2004, Executive Vice President and Chief Corporate Officer from September 1999 to April 2001, Executive Vice President—Alliances, General Counsel and Secretary from January 1999 to September 1999, Executive Vice President, General Counsel and Secretary from June 1998 to January 1999, and Senior Vice President, General Counsel and Secretary from 1994 to 1998. Prior to joining NWA, Mr. Steenland was a senior partner at the Washington, D.C. law firm of Verner, Lipfert, Bernhard, McPherson and Hand. Mr. Steenland is a director of Delta Air Lines, Inc. and American International Group, Inc. He previously served as a director of NWA from 2001 to October 2008.
Areas of relevant experience: international operations, global perspective and issues; operating environment; corporate governance; legal issues.
Board leadership Structure
          The Board of Directors believes that Mr. Ronning’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its shareowners. Mr. Ronning possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.
          His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our shareowners, employees, customers and suppliers.
          Each of our directors other than Mr. Ronning is independent and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Mr. Madison, as our Lead Director, serves as the chairperson, or presiding director, for these executive sessions. The Board believes that this approach effectively encourages full engagement of all directors in executive sessions. Following an executive session of independent directors, our Lead Director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.
          Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our Corporate Governance Guidelines do not establish this approach as a policy, but as a matter that is considered as part of succession planning for the Chief Executive Officer position.
Board Committees and Meetings
          The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. In addition, in February 2005, the Board of Directors appointed Thomas F. Madison as the Lead Director of the Board for the purposes of overseeing and evaluating matters of corporate and Board governance. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a written charter which may be viewed on our Web site at www.digitalriver.com under the “Investor Relations” link. The charters include information regarding the committees’ composition, purpose and responsibilities.
          During the fiscal year ended December 31, 2009, there were a total of nine meetings of the Board and each of the directors attended at least 75% of the total meetings of the Board and of the committees on which he or she served and which were held during the period he or she was a director or committee member. We encourage, but do not require, directors to attend the Annual Meeting of our stockholders. In 2008, all of our directors attended the annual meeting of stockholders.

          The following table summarizes the membership of the Board and each of its Committees as well as the number of times each met during fiscal year 2009.

Nominating and
Corporate
Director	Board	Audit	Compensation	Governance	Finance
Mr. Ronning	Chair	—	—	—	—
Mr. Madison (Lead)	Member	Chair	Member	Chair	Member
Mr. Steiner	Member	—(1)	—	Member	Chair
Mr. Thorin	Member	—(1)	—	Member	—
Mr. Steenland	Member	Member	Chair	Member	Member
Ms. Rosner(2)	Member	Member	—	Member	—

(1)	Messrs. Steiner and Thorin served on the Audit Committee until December 2009.

(2)	Ms. Rosner was appointed to the Board and the respective committees in December 2009.
Number of Meetings in Fiscal Year 2009:

				Nominating and
				Corporate
Meetings	Board	Audit	Compensation	Governance	Finance
Regular	5	5	7	4	0
Special	4	0	0	1	0
          Audit Committee
          The Audit Committee of our Board of Directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement and compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the quarterly financial statement reviews. Mr. Madison serves as the Chair of the Audit Committee and our Board has determined that Mr. Madison is an “audit committee financial expert” as defined in rules promulgated by the SEC.
          Compensation Committee
          The Compensation Committee reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Mr. Steenland serves as the Chair of the Compensation Committee.
          Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee identifies, reviews, evaluates, recommends and approves candidates for membership on the Board and its various committees, and also is responsible for oversight of corporate governance issues. Mr. Madison serves as the Chair of the Nominating and Corporate Governance Committee.
          Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that must be met by a stockholder in order to have a stockholder proposal included in our proxy statement. See “Information Concerning Solicitation and Voting—Stockholder Proposals.”

To date, we have not received any recommendations from stockholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees presented at our Annual Meeting of stockholders. The Nominating and Corporate Governance Committee will consider qualified candidates for director suggested by the stockholders. Stockholders can suggest qualified candidates for director by writing to the attention of our Corporate Secretary at 9625 West 76th Street, Eden Prairie, Minnesota 55344. We will forward submissions that we receive which meet the criteria outlined below to the Nominating and Corporate Governance Committee for further review and consideration. We encourage you to forward any stockholder submissions to our Corporate Secretary prior to December 19, 2009, to ensure time for meaningful consideration of the nominee. See also “Information Concerning Solicitation and Voting—Stockholder Proposals” for applicable deadlines. The Nominating and Corporate Governance Committee also may develop other more formal policies regarding stockholder nominations.
          Although the Nominating and Corporate Governance Committee has not formally adopted minimum criteria for director nominees, the Nominating and Corporate Governance Committee does seek to ensure that the members of our Board possess both exemplary professional and personal ethics and values and an in-depth understanding of our business and industry. The Nominating and Corporate Governance Committee also believes in the value of professional diversity among members of the Board, and it feels that it is appropriate for members of our senior management to participate as members of the Board. The Nominating and Governance Committee further believes that nominees should possess appropriate qualifications and reflect a reasonable diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, religion, race and national origin. The Nominating and Corporate Governance Committee requires that at least one member of the Board qualify as an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of independence under rules promulgated by Nasdaq.
          The Nominating and Corporate Governance Committee identifies nominees for the class of directors being elected at each Annual Meeting of stockholders by first evaluating the current members of the class of directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue to serve on our Board are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with the benefits of bringing on members with new perspectives. If any member of the class of directors does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member of such class of directors for reelection, the Nominating and Corporate Governance Committee will review the skills and experience of a new nominee in light of the criteria above.
          Finance Committee
          The Finance Committee advises senior management with respect to various strategic undertakings, including capital raising activities, acquisitions and other financial matters. The Finance Committee meets only occasionally as may be necessary to assist senior management. Mr. Steiner serves as the Chair of the Finance Committee. All members are independent, as independence is currently defined in the rules promulgated by Nasdaq. The Finance Committee has not adopted a written charter.
Use of Consultants
          As set forth in its charter, the Compensation Committee has the authority to select, retain and/or replace, as needed, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. Under the Committee’s direction, its consultant cannot provide any other services to the Company. Since 2007, the Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant. In accordance with its policy, Cook & Co. does not provide any other services to the Company.
          The consultant compiles information regarding executive and director compensation, including advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “peer group” and analyzes the relative performance of the Company and the peer group with respect to the financial metrics used in the programs. The consultant also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by the consultant, the Committee also reviews general survey data compiled and published by third parties. The consultant retained by the Committee reports to the Committee Chair and has direct access to Committee members.

Oversight of Risk Management
          We are exposed to risks including, but not limited to, strategic, operational, reputational and risks relating to reporting and legal compliance. Our management designed our enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk.
          Our Chief Financial Officer is responsible for overseeing the Company’s enterprise risk management process and reports enterprise risk information to the Audit Committee and the Board on a quarterly basis. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel and the Director of Internal Audit.
          On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Company’s Chief Financial Officer meets with the Audit Committee at least four times per year to specifically discuss the risks facing the Company from a financial reporting perspective and to highlight any new risks that may have arisen since they last met. Additionally, at each Board meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the Company.
Diversity
          In consultation with other members of Board, the Nominating and Corporate Governance Committee is responsible for identifying individuals who it considers qualified to become Board members. In considering whether to recommend an individual for election to the Board, the Nominating and Corporate Governance Committee considers, as required by its charter and the Corporate Governance Guidelines, the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Corporate Governance Committee views diversity expansively and considers among other things, functional areas of experience, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive Board such as integrity, achievements, mature judgment, intelligence, practical wisdom, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties, and likelihood that he or she will be willing and able to serve on the Board for a sustained period.
          Our Board of Directors and each of its committees engage in an annual self evaluation process. As part of that process, directors, including the Chief Executive Officer, provide feedback on, among other things, whether the Board is meeting its diversity objectives and how the composition of the Board should be changed or supplemented in order to enhance its value to the Company and its shareholders.
Risk Assessment of Compensation Policies and Practices
          We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was presented to our Compensation Committee.
Director Independence
          The Board has reviewed director independence. As a result of this review, the Board determined that five of the six directors are independent of us and our management, as independence is currently defined in rules promulgated by Nasdaq. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors, as independence is currently defined in rules promulgated by Nasdaq, and, in the case of the Audit Committee, the SEC and Nasdaq. The independent directors are Messrs. Madison, Steiner, Thorin, Steenland and Ms. Rosner. Mr. Ronning is considered an inside director because of his continued employment as our Chief Executive Officer.
Executive Sessions
          During the fiscal year ended December 31, 2009, the non-management independent directors met in executive sessions without management on seven occasions. Mr. Madison presided over these executive sessions as the Lead Director.

Corporate Governance Guidelines
          We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board.
          The Guidelines provide, among other things, that:
•	a majority of the directors must be independent;

•	the Board designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	the Board appoint all members of the Board committees; and

•	the independent directors meet in executive sessions without the presence of the non-independent directors or members of our management at least four times a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.
          As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Guidelines from time to time, as appropriate.
Copies of Governance Guidelines, Code Of Conduct and Ethics and Board Committee Charters
          Copies of our Corporate Governance Guidelines, Code of Conduct and Ethics and all Board Committee Charters can be viewed on and downloaded from our website at www.digitalriver.com, under the “Investor Relations” link. You may request free print copies of each of them by writing to our Corporate Secretary at the address listed below under the heading “Communications with the Board of Directors.”
Code of Conduct and Ethics
          We have adopted a Code of Conduct and Ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and our Controller, as well as our Board of Directors and all employees. We will provide a copy of the Code to any person, without charge, upon request. These requests can be made in writing to our Corporate Secretary at 9625 West 76th Street, Eden Prairie, Minnesota 55344. To the extent permitted by the rules promulgated by Nasdaq, we intend to disclose any amendments to, or waivers from, the Code provisions applicable to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and Controller, or with respect to the required elements of the Code on our website, www.digitalriver.com, under the “Investor Relations” link.
Communications with the Board of Directors
          If you wish to communicate with the Board of Directors, with the independent directors as a group or with the Lead Director, you may send your communication in writing to our Corporate Secretary at 9625 West 76th Street, Eden Prairie, Minnesota 55344. You must include your name and address and indicate whether you are a stockholder of Digital River. The Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. For example, the Corporate Secretary will forward stockholder communications recommending potential director nominees to the chairman of the Nominating and Corporate Governance Committee. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department for resolution. In this case, the Corporate Secretary will retain a copy of the communication for review by any director upon his request.
Director Nominations
          The Nominating and Corporate Governance Committee is the standing committee responsible for identifying and recommending nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. A candidate must exhibit strong personal integrity, character, ethics and judgment. When evaluating prospective candidates, the Committee will consider, in accordance with its charter, such factors as:

•	The candidate’s business skills and experience;

•	The candidate’s satisfaction of independence and qualification requirements of Nasdaq;

•	The mix of directors and their individual skills and experiences; and

•	Core competencies that should be represented on the Board.
When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee assesses the contributions of those directors, their performance and their attendance at Board and respective Committee meetings.
          The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by shareholders. Any shareholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, at 9625 West 76th Street, Eden Prairie, Minnesota, 55344, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. These proposals for nominees will be given due consideration by the Nominating and Corporate Governance Committee for recommendations to the Board based on the nominee’s qualifications.
          No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the 2010 Annual Meeting. We encourage you to forward any stockholder submissions to our Corporate Secretary prior to December 19, 2010, to ensure time for meaningful consideration of the nominee in connection with the 2011 Annual Meeting. See also “Information Concerning Solicitation and Voting—Stockholder Proposals” for applicable deadlines.
Report of the Audit Committee of the Board of Directors
          The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2009, which include our consolidated balance sheets as of December 31, 2009 and 2008, and the consolidated statements of operations, stockholders’ equity and cash flows for each year in the periods ended December 31, 2009, 2008 and 2007, and the related notes.
          The Audit Committee reviews our consolidated financial statements, corporate accounting and financial reporting process and internal controls on behalf of the Board of Directors. All of the members of the Audit Committee are independent under the current requirements of the Nasdaq listing standards and SEC rules and regulations. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities with respect to our corporate accounting and financial reporting process, the Audit Committee regularly reviews and discusses the financial statements with management, including the discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also regularly meets with our independent auditors who have unrestricted access to the Audit Committee. During the fiscal year ended December 31, 2009, the Audit Committee actively participated in overseeing our efforts in maintaining and testing internal controls over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, in connection with which our independent auditors issued an unqualified opinion on February 23, 2010.
          The Audit Committee determines the engagement and compensation of the independent auditors, evaluates the performance of and assesses the qualifications of the independent auditors, reviews and pre-approves the retention of the independent auditors to perform any proposed permissible non-audit services and monitors the rotation of partners of the independent auditors on our engagement team. The Audit Committee reviewed and discussed with Ernst & Young LLP, our independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from us and our management and the Audit Committee has received the written disclosures and the letter from the independent accountants required by Rule 3526 of the Public Company Accounting Oversight Board, (Communications with Audit Committees Concerning Independence), and considered the compatibility of any non-audit services with the independence of Ernst & Young LLP.
          The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control and the overall quality of our financial reporting. During the last fiscal year, the Audit Committee met with the independent auditors four times without management present in connection with the foregoing matters.
          Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC.
          The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.
Audit Committee
Thomas F. Madison, Chairman
Douglas M. Steenland
Cheryl F. Rosner

Proposal 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
          The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
          Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and in the best interests of our stockholders.
          The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The Board of Directors Recommends
a Vote in Favor of Proposal 2
Audit Fees
          During the last two fiscal years ended December 31, 2009 and 2008, respectively, the aggregate fees billed by Ernst & Young LLP for the professional services rendered for the audit of our annual financial statements and for the review of the financial statements included in our Forms 10-Q were approximately $1,614,000 and $1,385,900, respectively.
Audit-Related Fees
          “Audit-related” fees are billed for assurance and related services reasonably related to the performance of the audit or review of our financial statements, and are not reported under “Audit Fees.” These services include professional services requested by us in connection with review of SEC filings, merger and acquisition due diligence, employee benefit plan audits and attest services pursuant to Statement on Auditing Standard (SAS) No. 70. The aggregate audit-related fees billed by Ernst & Young LLP were approximately $336,500 and $261,000 for the fiscal years ended December 31, 2009 and 2008, respectively.
Tax Fees
          Tax fees are billed for professional services for tax compliance, tax advice and tax planning. These services include assistance with tax return preparation and review, federal, state and international tax compliance, strategic tax planning services, including in connection with our international subsidiaries, and structuring of acquisitions. The aggregate fees billed by Ernst & Young LLP for these services were approximately $251,200 and $160,400 for the fiscal years ended December 31, 2009 and 2008, respectively.
All Other Fees
          During the last two fiscal years ended December 31, 2009 and 2008, respectively, there were no fees billed by Ernst & Young LLP for professional services other than those described above.
Pre-Approval Policies And Procedures
          The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by our independent auditors. The Audit Committee meets with our independent auditors to pre-approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. Pre-approval is detailed as to the particular service or category of services to be provided and is generally subject to a specific budget. The Audit Committee also meets with our independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. As appropriate, management and our independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.
          Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of our outside auditors to perform any proposed permissible non-audit services. The Audit Committee may delegate this authority to one or more Committee members, but any approvals of non-audit services made pursuant to this delegated authority must be presented to the full Committee at its next meeting. To date, the Audit Committee has not delegated its approval authority, and all audit and non-audit services provided by Ernst & Young LLP have been pre-approved by the Audit Committee in advance.
Auditors’ Independence
          The Audit Committee has determined that the rendering of all the aforementioned services by Ernst & Young LLP were compatible with maintaining the auditors’ independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information regarding the ownership of our common stock as of March 24, 2010, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock.

	Amount and
	Nature of
	Beneficial
Name and Address of Beneficial Owner	Ownership (1)	Percent
BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,610,542	6.6%

Earnest Partners, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, Georgia 30309	2,574,586	6.5%

SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, California 90071	2,217,700	5.6%

Capital World Investors 333 South Hope Street Los Angeles, California 90071	2,095,000	5.3%

Joel A. Ronning (2)	1,615,998	4.1%
Thomas M. Donnelly (3)	315,024	*
Kevin L. Crudden (4)	121,570	*
Thomas F. Madison (5)	70,746	*
Perry W. Steiner (6)	54,000	*
J. Paul Thorin (7)	91,000	*
Douglas M. Steenland (8)	7,000	*
Cheryl F. Rosner (9)	3,000	*
All directors and executive officers as a group (8 persons) (10)	2,278,338	5.7%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o Digital River, Inc., 9625 West 76th Street, Eden Prairie, Minnesota 55344. Applicable percentages are based on 39,628,736 shares outstanding on March 24, 2010, adjusted as required by rules promulgated by the SEC.

(2)	Includes 122,451 shares of restricted stock subject to our right of repurchase and 730,282 shares issuable upon exercise of options exercisable within 60 days of March 31, 2010.

(3)	Includes 63,100 shares of restricted stock subject to our right of repurchase and 167,500 shares issuable upon exercise of options exercisable within 60 days of March 31, 2010.

(4)	Includes 29,411 shares of restricted stock subject to our right of repurchase and 49,320 shares issuable upon exercise of options exercisable within 60 days of March 31, 2010.

(5)	Includes 12,667 shares of restricted stock subject to our right of repurchase and 39,688 shares issuable upon exercise of options exercisable within 60 days of March 31, 2010.

(6)	Includes 8,500 shares of restricted stock subject to our right of repurchase and 3,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2010.

(7)	Includes 8,000 shares of restricted stock subject to our right of repurchase and 67,500 shares issuable upon exercise of options exercisable within 60 days of March 31, 2010.

(8)	7,000 shares of restricted stock subject to our right of repurchase.

(9)	3,000 shares of restricted stock subject to our right of repurchase.

(10)	See footnotes number 2 through 9 above. Includes 254,129 shares of restricted stock subject to our right of repurchase and 1,084,290 shares issuable upon exercise of options exercisable within 60 days of March 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
          To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009. Otherwise, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
COMPENSATION OF DIRECTORS
Compensation of Directors
          Retainer and Meeting Fees
          Directors who are our employees do not receive any additional compensation for their services as directors. During fiscal year 2009, non-employee directors received an annual retainer of $15,000, which is paid quarterly, and cash compensation of $2,500 for each regular board meeting they attended in person, which compensation decreased to $1,000 if the meeting was attended telephonically. In addition, directors shall be paid cash compensation of $1,000 for each special meeting of the Board attended and $1,000 for each special meeting of a committee attended. In March 2010, the full Board reviewed the non-employee directors’ cash compensation and left it unchanged for fiscal year 2010.
          In addition to the retainer and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.
          Equity Compensation
          In 2009, each non-employee director received an annual restricted stock grant of 5,000 shares of our common stock, which vests annually, one-third per year, over a three-year period. The grant of the restricted stock award and the vesting schedule are designed to further align the directors’ interests with the interests of our stockholders and to provide the directors with an incentive to maximize long-term stockholder value.
          In addition to the restricted stock grants, which were made to all non-employee directors, the chairmen of the Compensation, Nominating and Corporate Governance and Finance Committees each received an additional annual restricted stock grant of 1,000 shares; the chairman of the Audit Committee received an additional annual restricted stock grant of 2,000 shares; members of the Audit Committee (other than the chairman) each received an annual restricted stock grant of 1,000 shares; and the Lead Director received an annual restricted stock grant of 1,500 shares. All of these restricted stock grants vest annually, one-third per year, over a three-year period.
          In March 2010, the Compensation Committee and the full Board reviewed the non-employee directors’ equity component to the compensation program and left it unchanged for fiscal year 2010. The Board of Directors will annually evaluate and consider whether to maintain or modify the compensation program for the non-employee directors.
          Stock Ownership Guidelines
          The Board has adopted stock ownership guidelines for the directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that non-employee directors should maintain an investment in Digital River common stock equal to at least $200,000. This investment level should be achieved within a specified period or, in any event, no later than four years after their initial election as a director.

          The following table shows compensation information for our non-employee directors for fiscal year 2009.
Director Compensation
For Fiscal Year 2009

	Fees Earned	Stock		Non-Equity
	or Paid in	Awards	Option	Incentive Plan	All Other
Name	Cash ($)	($) (1)	Awards ($)	Compensation ($)	Compensation ($)	Total ($)

William J. Lansing (2)	$17,500	$227,160	$—	$—	$—	$244,660
Thomas F. Madison (3)	$34,000	$359,670	$—	$—	$—	$393,670
Cheryl F. Rosner (4)	$6,250	$77,730	$—	$—	$—	$83,980
Frederic M. Seegal (5)	$19,500	$227,160	$—	$—	$—	$246,660
Douglas M. Steenland (6)	$26,250	$265,020	$—	$—	$—	$291,270
Perry W. Steiner (7)	$34,000	$246,090	$—	$—	$—	$280,090
J. Paul Thorin (8)	$34,000	$227,160	$—	$—	$—	$261,160

(1)	The amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during 2009, in accordance with FASB ASC Topic 718, for restricted stock awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, the fair value is calculated using the closing price of Digital River stock on the date of grant.

(2)	Reflects a stock award grant for 6,000 shares made on May 28, 2009 with an aggregate fair value of $227,160 vesting as of the date of grant. In connection with this grant, Mr. Lansing forfeited all unvested stock awards previously granted by Digital River. Mr. Lansing has no stock awards or options outstanding at the end of 2009.

(3)	Reflects the 2009 stock award aggregate fair value of $359,670 for a stock award grant for 9,500 shares made on May 28, 2009. Mr. Madison has 19,000 stock awards and 39,688 options outstanding at the end of 2009.

(4)	Reflects the 2009 stock award aggregate fair value of $77,730 for a stock award grant for 3,000 shares made on December 8, 2009. Ms. Rosner has 3,000 stock awards and no options outstanding at the end of 2009.

(5)	Reflects a stock award grant for 6,000 shares made on May 28, 2009 with an aggregate fair value of $227,160 vesting as of the date of grant. In connection with this grant, Mr. Seegal forfeited all unvested stock awards previously granted by Digital River. Mr. Seegal has no stock awards or options outstanding at the end of 2009.

(6)	Reflects the 2009 stock award aggregate fair value of $265,020 for a stock award grant for 7,000 shares made on May 28, 2009. Mr. Steenland has 7,000 stock awards and no options outstanding at the end of 2009.

(7)	Reflects the 2009 stock award aggregate fair value of $246,090 for a stock award grant for 6,500 shares made on May 28, 2009. Mr. Steiner has 12,500 stock awards and 30,000 options outstanding at the end of 2009.

(8)	Reflects the 2009 stock award aggregate fair value of $227,160 for a stock award grant for 6,000 shares made on May 28, 2009. Mr. Thorin has 12,000 stock awards and 67,500 options outstanding at the end of 2009.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
     Overview of Compensation Program and Philosophy
          The Compensation Committee bases its executive compensation programs on the same objectives that guide us in establishing all of our compensation programs:
•	Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns, because they are more able to affect our business results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation programs of other employers who compete with us for talent.

•	Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier individual and Company performance. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•	Compensation should foster the long-term focus required for success in the e-commerce industry. While all employees receive a mix of both annual and long-term incentives, employees at higher levels have an increasing proportion of their compensation tied to long-term performance because they are in a position to have greater influence on long-term results.
          The above policies guide the Compensation Committee in assessing the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation.
          In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to our performance, such as our revenue growth, cost discipline, earnings per share and profitability as well as competitive practices among our peer group.
          Our executive compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is available at http://www.digitalriver.com.
          Compensation Consultant
          The Compensation Committee has the authority to engage its own independent advisors to assist it in carrying out its responsibility. Since 2007, Frederic W. Cook & Co., Inc. (“Cook & Co.”) has been retained by the Compensation Committee to assist with compensation analysis. In 2009, the Compensation Committee engaged Cook & Co. to continue to provide advice on compensation programs. Cook & Co. provides no other compensation or benefit consulting services to us. During fiscal 2009, the independent compensation consultant advised the Compensation Committee on base salaries and annual and long-term incentives for our chief executive officer and chief financial officer. The independent compensation consultant reports to the Compensation Committee rather than to management, although the consultant may meet with management from time-to-time for purposes of gathering information on proposals that management may make to the Compensation Committee. The Compensation Committee is free to replace the independent compensation consultant or hire additional consultants at any time. The independent compensation consultant does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.
          Role of Executive Management in Compensation Decisions
          The Compensation Committee is responsible for approving the compensation of our named executive officers and reviewing our compensation programs, practices and packages for executives, other employees and directors. The Compensation Committee approves the design of our compensation program and, within the parameters of the program, has authorized Mr. Ronning to make salary adjustments and short-term incentive (bonus) decisions for all employees other than the named executive officers. In establishing executive compensation, the Compensation Committee takes into consideration information about the performance of the Company and our executive officers provided by our human resources and finance departments, as well as recommendations from the executive officers as to the base salary, annual incentive targets and equity compensation for the executive team and other employees. The Compensation Committee considers management’s recommendations with respect to executive compensation. Mr. Ronning meets with the Compensation Committee to discuss the compensation of other executive officers, but is not present when decisions with respect to his compensation are made.
          Elements of Compensation
          There are three major elements that comprise our compensation program: (i) base salary; (ii) annual incentive opportunities; and (iii) long-term incentives, such as equity awards. We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and annual incentive targets are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.
          The Compensation Committee reviews the compensation program on an annual basis, including each of the above elements, which are reviewed from time to time to ensure that compensation levels remain competitive. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. We have an employment or severance agreement with each of our named executive officers. The agreements for each of Messrs. Ronning, Donnelly and Crudden are discussed below under the section entitled “Employment and Change of Control Agreements.”
          Key Considerations and Process
          In applying the program objectives and the elements of compensation, the Compensation Committee takes into account the following key considerations and adheres to the following processes:
          Competitive Market Assessment. We conduct a competitive market assessment for each of the primary elements of our executive compensation program. In setting executive compensation levels, the Compensation Committee reviews market data from the following sources:
•	Peer Group Information. The Compensation Committee considers information from the proxy statements of 15 “peer group” public companies with revenues ranging from approximately $100 million to $1 billion, with a median revenue of $455 million. The peer group is composed primarily of internet-based companies. The following companies were included in our comparison peer group for our fiscal year 2009:
Comparison Peer Group

Akamai Technologies	RealNetworks	Syntel
Ariba	RightNow Technologies, Inc.	ValueClick
GSI Commerce	Rovi Corp. (formerly Macrovision)	VeriFone Holdings
Imergent	Salesforce.com, Inc.	Vertro (formerly MIVA)
InfoSpace	SAVVIS	Websense
•	Aon-Radford Executive Survey. This survey provides base salary and short-term and long-term incentive information on U.S. high-technology and manufacturing companies. The Compensation Committee considers benchmark information in this survey.

•	Information from Cook & Co. Our Compensation Committee also considers competitive market information provided by Cook & Co., an independent advisor retained by the Compensation Committee. In establishing compensation for fiscal 2010, Cook & Co. compiled and analyzed proxy data from the peer group for our chief executive officer and our chief financial officer.
          Considerations for Mr. Ronning. The Compensation Committee considers the following factors in setting the compensation arrangements for Mr. Ronning:
•	An annual assessment of his performance conducted by our Nominating and Corporate Governance Committee;

•	The financial and strategic results achieved by our Company for the last fiscal year;

•	The financial plans and strategic objectives for the next fiscal year;

•	Other strategic factors critical to the long-term success of our business;

•	The competitive market data identified above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.
          Considerations for Other Named Executive Officers. The Compensation Committee considers the following factors in setting the compensation arrangements for each of the other named executive officers.
•	Mr. Ronning and the Compensation Committee’s assessment of the named executive officer’s individual performance and contributions to our performance for the most recent fiscal year;

•	Our business and financial performance for the most recent fiscal year;

•	The competitive market data identified above applicable to the specific position that the named executive officer holds; and

•	Mr. Ronning’s recommendations regarding compensation levels for the other named executive officers.
          Review of Tally Sheets. On an annual basis (with the most recent version covering 2009 presented in March 2010), management prepares and presents to the Committee tally sheets for each of the named executive officers to provide the Committee the following compensation data:
•	Base salary;

•	Short-term incentive compensation;

•	Long-term incentive compensation;

•	Value of in-the-money stock options, both vested and unvested; and

•	Value of restricted stock grants.
The Compensation Committee reviewed these tally sheets and compared tally sheets for the named executive officers with competitive market data for comparable executives in the peer group to establish compensation for fiscal 2010.
          Base Salary
          Base salary is the fixed portion of executive compensation. For 2010, base salaries for our named executive officers were targeted at the third-quartile level (i.e., less than median) of our peer group. This reflects our philosophy that a significant proportion of the total compensation of our senior executives should be in the form of long-term incentive awards linked to Company performance and shareholder returns. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.
          The Compensation Committee reviews with our chief executive officer an annual salary plan for our named executive officers (other than our chief executive officer). The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed by our chief executive officer based on publicly available competitive compensation information on organizations with similar characteristics, such as size, scope of operations, revenue growth and business focus, and on performance judgments as to the past and expected future contributions of the individual executives. Additional factors include levels of responsibility, breadth of knowledge and expertise and prior experience. The Compensation Committee reviews and establishes the base salary of the chief executive officer based on similar competitive compensation data and the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in directing our long-term success.
          We pay a base salary to help us attract and retain talented executives. The amount of annualized base salary and year-over-year increase for each of the named executive officers in fiscal 2009 is set forth in the following table:
Base Salary Table

	Fiscal Year	Fiscal Year
Named Executive Officer	2008	2009
Joel A. Ronning	$450,000	$450,000
Thomas M. Donnelly	$300,000	$300,000
Kevin L. Crudden	$250,000	$250,000
          Since March 2008, the base salaries for each of Messrs. Ronning, Donnelly and Crudden have remained unchanged. In March 2010, upon recommendation of management, the Compensation Committee determined not to change the base salaries of the named executive officers identified in the Summary Compensation Table for fiscal 2010.

          Annual Incentive Opportunities
          In 2008, our stockholders approved the 2008 Performance Bonus Plan (the “Performance Plan”). The Performance Plan is a component of our overall strategy to pay our employees for delivering measurable results. The purposes of the Performance Plan are to motivate senior executives by tying compensation to performance, to reward exceptional performance that supports our overall objectives and to attract and retain top-performing senior executives.
          In March 2009, the Compensation Committee established the performance goals for the named executive officers under the terms of the Performance Bonus Plan as well as target bonuses for each of them for fiscal 2009. Those goals consisted of achievement of performance criteria relating to revenue, operating income, select revenue growth, select margin improvement, cost structure efficiencies and acquisition activity. The fiscal 2009 weightings of the performance criteria were as follows: 25% revenue, 25% operating income, 12.5% select revenue growth, 12.5% select margin growth, 12.5% cost structure efficiencies and 12.5% acquisition activity.
          Bonuses paid to our named executive officers under the Performance Plan for fiscal year 2009 were:

Named Executive		Percentage of Bonus
Officer	Amount	Potential
Joel A. Ronning	$356,484	63%
Thomas M. Donnelly	$190,125	63%
Kevin L. Crudden	$79,218	63%
          In March 2010, the Compensation Committee established performance goals for 2010 for the named executive officers under the terms of the Performance Bonus Plan as well as target bonuses for each of them for fiscal 2010. For fiscal 2010, each named executive officer’s cash bonus opportunity is based upon the achievement of performance criteria relating to 2010 full-year revenue and operating income, and 2010 fourth quarter revenue and operating income. The Compensation Committee believes that providing incentives to management to optimize revenues while maintaining prudent management of gross margins and operating expenses in 2010 will promote our long-term value. The 2010 goals include criteria based on fourth quarter revenue and operating income to address our focus on generating new business to offset the loss of revenue due to Symantec Corporation’s decision to not renew its e-commerce agreement with us when it expires on June 30, 2010. The fiscal 2010 weightings of the performance criteria are as follows: 37.5% 2010 full-year revenue, 37.5% 2010 full-year operating income. In the case of Messrs. Ronning and Donnelly, the remaining 2010 performance criteria are as follows: 12.5% 2010 fourth quarter revenue and 12.5% 2010 fourth quarter operating income. In the case of Mr. Crudden, the remaining 2010 performance criteria are as follows: 6.25% 2010 fourth quarter revenue, 6.25% 2010 fourth quarter operating income and 12.5% personal management objectives.
          Target bonuses for our named executive officers under the Performance Plan for fiscal year 2010 are as follows:

Named Executive	Target as a Percent of
Officer	Base Salary	Target in Dollars
Joel A. Ronning	100%	$450,000
Thomas M. Donnelly	100%	$300,000
Kevin L. Crudden	50%	$125,000
The amount of bonus earned will be based on how our actual financial performance compares to our operating plan for 2010 with respect to each of the performance criteria. If we meet our operating plan, the named executive officers will earn approximately 80% of their target bonuses. For the named executive officers to achieve 100% of their target bonuses, our revenues and operating income must exceed our operating plan. If our financial performance significantly exceeds our operating plan, the bonuses earned by the named executive officers could exceed the target bonuses indicated above.
          Long-Term Incentive Compensation
          Long-term equity incentives are provided through grants of stock options and restricted stock to executive officers and other employees pursuant to the terms and conditions of our stockholder-approved 2007 Plan. The stock component of compensation is intended to retain and motivate employees to grow long-term stockholder value. Initial grants of stock options are generally made to eligible employees upon commencement of employment. Following the initial hire, additional equity incentive grants may be made to participants pursuant to a periodic grant program or following a significant change in job responsibilities, scope or title. Stock options under the 2007 Plan generally vest over a four-year period and expire ten years from the date of grant. Stock options are granted at fair market value on the date of grant and have value only if our stock price increases. Grants of restricted stock generally vest over a four-year period, and may also include provisions for forfeiture of a portion of the grant if specified performance criteria are not met. The Compensation Committee believes this element of the total compensation program directly links the executive’s interests with those of our stockholders and our long-term performance.
          The Compensation Committee establishes the number of shares subject to, and terms of, options and restricted stock awards granted under the 2007 Plan to the named executive officers. The Compensation Committee encourages executives to build an ownership investment in our common stock. Outstanding performance by an individual executive officer is recognized through larger equity grants.
          As an integral component of its long-term strategic planning process, the Compensation Committee evaluates a number of factors impacting its employee compensation philosophy, including our stage of growth, competitive environment, business complexity and market opportunity. One of the key conclusions from this analysis is that Digital River continues to operate in a high-growth environment that is subject to rapid change, complexity and a multitude of business risks. To continue our record of success in this challenging environment, we believe that our compensation practices must remain competitive with practices of peer group companies with similar growth rates and long-term opportunities.
          The Compensation Committee has granted equity awards at its scheduled meetings. Grants approved during scheduled meetings become effective and are priced as of the date of approval. Grants to new hires are approved by the Compensation Committee on the first trading day of the month after the month of hire and are priced as of the date of approval. Under the 2007 Plan, all stock option grants have a per share exercise price equal to the fair market value of our common stock on the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material non-public information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material non-public information based on equity award grant dates. Equity compensation awards typically vest over a four-year period.
          The Compensation Committee believes that our ability to attract, retain and motivate key executives is critical to achieving strategic goals, which in turn helps build long-term value. The number of options and restricted stock awards the Compensation Committee grants to each named executive officer and the vesting schedule for each grant is determined based on a variety of factors, including market data collected regarding the equity grant ranges for peer companies as well as the performance rating each executive is given by Mr. Ronning. Mr. Ronning assigns a performance rating to each member of the executive team that reports to him based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service with us. These performance ratings are taken into consideration in the determination of equity grant proposals for the named executive officers which Mr. Ronning recommends to the Compensation Committee for consideration.
          In 2009 and 2010, the Compensation Committee has granted restricted stock awards to our named executive officers and other employees, but has not granted any stock options. The awards granted to the named executive officers provide that specified performance criteria must be met in order to earn the shares, which are then subject to a four-year vesting schedule. The Compensation Committee believes this links the interests of the executive officers to company performance and shareholder returns, and provides a strong retention value. In March 2009, the Compensation Committee approved a grant of 180,000 performance-based shares to Mr. Ronning, a grant of 90,000 performance-based shares to Mr. Donnelly, and a grant of 45,000 performance-based shares to Mr. Crudden. In February 2010, the Compensation Committee determined that the Company met approximately 86% of the performance goals established in March 2009. Accordingly, Messrs. Ronning, Donnelly and Crudden earned 154,935, 77,468 and 38,735 performance-based shares, respectively, which will vest over four years commencing on the date of grant. The remaining shares of restricted stock subject to these grants were forfeited.
          In March 2010, the Compensation Committee approved a grant of 185,000 performance-based shares to Mr. Ronning, a grant of 55,000 performance-based shares to Mr. Donnelly, and a grant of 31,500 performance-based shares to Mr. Crudden. These grants were made based upon a review of equity grants to similarly situated executives in peer companies. The performance-based shares will be earned based on our achievement of certain performance requirements in fiscal 2010 (revenue, operating income and net income). Upon achievement of those requirements, the shares that are earned will vest over four years commencing on the date of grant. If the performance goals for fiscal year 2010 are not attained, then the performance-based shares will either be forfeited or the number of performance-based shares will be adjusted downward in proportion to the goals achieved.

          Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs
          We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all of our employees are eligible to receive matching contributions that are subject to vesting over time. The matching contribution for the 401(k) Plan year 2009 was $0.50 for each dollar of each participant’s pretax contributions. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers or other employees other than the 401(k) Plan.
          We also offer a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Many employees also are eligible for variable pay under sales incentive plans, profit sharing programs and/or the incentive arrangements described above.
          The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.
          On an annual basis, we benchmark our overall benefits programs, including our 401(k) Plan, against our peer group.
          In 2009, we paid $1,588 in car benefits on behalf of Mr. Ronning as well as a matching contribution under the 401(k) Plan. Messrs. Donnelly and Crudden did not receive any perquisites in fiscal 2009 other than matching contributions under the 401(k) Plan.
          Stock Ownership Guidelines
          The Compensation Committee has adopted stock ownership guidelines for its named executive officers to more closely align the interests of our named executive officers with those of our stockholders. The guidelines provide that named executive officers should maintain an investment in Digital River common stock equal to three times their annual base salary (five times in the case of the Chief Executive Officer).
          Compensation of Chief Executive Officer
          The compensation of Mr. Ronning, our chief executive officer, consists of all three of the above-described components. The Compensation Committee believes that the compensation awarded to Mr. Ronning should reflect our overall performance and, accordingly, for the year ended December 31, 2009, the Compensation Committee used a number of factors and criteria to determine Mr. Ronning’s compensation, including our ability to achieve revenue growth, complete strategic acquisitions and manage operating expenses.
          In March 2010, the Compensation Committee determined not to change Mr. Ronning’s base salary of $450,000. In relation to our peer group, Mr. Ronning’s base salary is below the median for the chief executive officers.
          Based upon our overall performance in 2009 as well as Mr. Ronning’s leadership of our management team throughout the year, a bonus of $356,484 was approved to Mr. Ronning in March 2010. In assessing this bonus, the Compensation Committee considered our financial performance in 2009 as well as the achievement of various objectives by Mr. Ronning.
          The Compensation Committee reviewed market data to determine whether to grant Mr. Ronning equity incentives. Based on Mr. Ronning’s 2008 performance, in March 2009, the Compensation Committee determined to grant him a performance-based stock grant of 180,000 shares. Since we did not meet the corporate performance criteria for fiscal 2009, Mr. Ronning forfeited 25,065 of the performance shares. The Compensation Committee believes that Mr. Ronning’s compensation is comparable to that received by the chief executive officers of those companies in the peer group.

          The Compensation Committee believes that the elements of Mr. Ronning’s compensation program align with the interests of stockholders. A significant portion of his total compensation, including annual incentive compensation and equity-based compensation, is performance-based. In establishing the performance criteria for fiscal 2010 under the Performance Plan and the performance-based share awards, the Compensation Committee has taken into consideration our focus on generating new business to offset the loss of revenue due to Symantec Corporation’s decision not to renew its e-commerce agreement with us when it expires on June 30, 2010. At the time Symantec Corporation notified us of its decision in October 2009, it represented approximately 30% of our revenue. The Compensation Committee believes Mr. Ronning’s compensation program provides an incentive and reward for him to guide the Company as it responds to the loss of the Symantec contract and the challenges of a generally difficult economic environment.
          For 2010, Mr. Ronning’s compensation pursuant to his employment agreement, described in more detail below, consists of a base salary of $450,000. Mr. Ronning may also receive a cash incentive pursuant to the Performance Plan described above under “Annual Incentive Opportunities.” In addition, Mr. Ronning was granted 185,000 performance-based shares as described above under “Long-Term Incentive Compensation.”
          Severance and Change of Control Agreements
          Severance Pay Arrangements. We have an employment agreement with Mr. Ronning and a Severance and Change of Control Agreement with each of Messrs. Donnelly and Crudden that contain severance pay arrangements. The severance provisions of these agreements are designed to provide clarity with respect to the rights and obligations of the parties upon the termination of employment with us. The terms of these agreements are described below.
          Change in Control Arrangements. If a change in control of our Company were to occur, the Compensation Committee believes that it is in the best interests of stockholders to ensure the retention of key executives to facilitate an orderly transition. For this reason, the agreements with Messrs. Ronning, Donnelly and Crudden contain change in control provisions. These agreements reduce the risk of losing key management personnel that may occur during a critical period of a potential or actual change in control of our Company. These provisions are separate from the severance provisions identified above but would not allow an executive to obtain duplicative severance benefits upon termination of employment.
          The change in control provisions contain a “double trigger” severance provision, which means that, in order to receive severance benefits, an executive’s employment must be terminated within a specified period following a change in control. The Compensation Committee believes that a double trigger design is more appropriate for severance benefits than the single trigger design as it prevents payments in the event of a change in control where the executive continues to be employed without an adverse effect on compensation, role and responsibility or job location. Additional details about these agreements are described below.
          The levels of severance pay and benefits that would be provided under our severance pay arrangements and practices are competitive with the practices of other companies in our industry. Our Compensation Committee believes that they are important elements of a total compensation program to attract and retain senior executives. The peer group data also indicates that the other terms and conditions of our change in control severance pay plan are consistent with the design provisions and benefit levels of similar plans at other companies for which we compete for executive talent.
          Joel A. Ronning
          Effective as of February 28, 2007, we entered into an employment agreement with Joel A. Ronning, our chief executive officer, which superseded his prior employment agreement. The term of the employment agreement is two years with automatic one-year renewals if the agreement is not terminated prior to the end of the initial two year period (the “Expiration Date”) (as extended in connection with any renewed term).
          In the event of Mr. Ronning’s termination by Digital River for any reason except upon his retirement, death or disability or for cause, and including, without limitation, our failure to renew his employment agreement, or upon Mr. Ronning’s voluntary termination following failure to reappoint Mr. Ronning as our chief executive officer, a material change in his function, duties or responsibilities without his consent that would cause Mr. Ronning’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Ronning’s principal place of employment by more than thirty miles, or a material breach of his employment agreement, or upon Mr. Ronning’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River, he will be entitled to termination payments equal to his base salary at the time of termination plus a weighted three-year average of his annual bonus amount, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Ronning’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Ronning will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 12 months following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Ronning also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.
          In the event of Mr. Ronning’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal the Board’s good faith estimate of the bonus Mr. Ronning would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Ronning’s bonuses for the three most recent years. In the event that we terminate Mr. Ronning following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.
          Thomas M. Donnelly
          Effective as of March 4, 2008, we entered into an amended and restated change of control and severance agreement with Thomas M. Donnelly, our chief financial officer. In the event of Mr. Donnelly’s termination by Digital River for any reason except upon his retirement, death or disability or for cause, or upon Mr. Donnelly’s voluntary termination following a material change in his function, duties or responsibilities without his consent that would cause Mr. Donnelly’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Donnelly’s principal place of employment by more than thirty miles, or a material breach of his change of control and severance agreement, or upon Mr. Donnelly’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River, he will be entitled to termination payments equal to his base salary at the time of termination, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Donnelly’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Donnelly will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 90 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Donnelly also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.
          In the event of Mr. Donnelly’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal the Board’s good faith estimate of the bonus Mr. Donnelly would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Donnelly’s bonuses for the three most recent years. In the event that we terminate Mr. Donnelly following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.
          Kevin L. Crudden
          Effective as of March 4, 2008, we entered into a change of control and severance agreement with Kevin L. Crudden, our vice president and general counsel. In the event of Mr. Crudden’s termination by Digital River for any reason except upon his retirement, death or disability or for cause, or upon Mr. Crudden’s voluntary termination following a material change in his function, duties or responsibilities without his consent that would cause Mr. Crudden’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Crudden’s principal place of employment by more than thirty miles, or a material breach of his change of control and severance agreement, or upon Mr. Crudden’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River, he will be entitled to termination payments equal to his base salary at the time of termination, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Crudden’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Crudden will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 90 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Crudden also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.

          In the event of Mr. Crudden’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Mr. Crudden would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Crudden’s bonuses for the three most recent years. In the event that we terminate Mr. Crudden following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.
          See the table on page 29 of this proxy statement for more information related to the severance benefits for each of Messrs. Ronning, Donnelly and Crudden.
          Accounting and Tax Considerations
          In designing its compensation programs, the Compensation Committee takes into consideration the accounting and tax effect that each element of compensation will or may have on us and the executive officers and other employees as a group. We recognize a charge to earnings for financial accounting purposes when either stock options or restricted stock awards are granted.
          Digital River is limited by Section 162(m) of the Code to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to certain named executive officers in a taxable year. Compensation above $1,000,000 may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Compensation Committee believes it to be in our best interests and the best interests of our stockholders.
          The Compensation Committee believes that the compensation programs described above provide compensation that is competitive with our peer group, link executive and stockholder interests, and provide the basis for us to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value as a basis for determining our ongoing compensation policies and practices.
          Compensation Committee Interlocks and Insider Participation
          During fiscal year 2009, the Compensation Committee was composed of two non-employee directors: Messrs. Steenland and Madison. No current member of the Compensation Committee is or has ever been one of our officers or employees, or has had any relationship with us that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves, or in the past fiscal year has served, on the board of directors or as a member of a compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
          Compensation Committee Report
          The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.
          The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2009. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our proxy statement for our 2010 Annual Meeting of stockholders.
          This report is submitted by the Compensation Committee.
Compensation Committee
Douglas M. Steenland, Chairman
Thomas F. Madison

Summary of Compensation
          The following table shows for the fiscal year ended December 31, 2009, compensation awarded or paid to, or earned by, our principal executive officer, principal financial officer and vice president and general counsel (the “named executive officers”). We did not have any other executive officers in 2009.
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus ($)	Awards ($)	Awards ($)	Compensation	Compensation
Position	Year	($)	(1)	(2)	(3)	($)(4)	($)		Total ($)

Joel A. Ronning	2009	$450,000	—	$4,532,400	—	$356,484	$9,838	(5)	$5,348,722
Chief Executive Officer	2008	$450,000	—	$796,000	$1,369,160	$361,856	$22,375	(6)	$2,999,391
	2007	$411,538	$500,000	$1,384,750	$2,746,030	—	$35,685	(7)	$5,078,003

Thomas M. Donnelly	2009	$300,000	—	$2,266,200	—	$190,125	$8,250	(8)	$2,764,575
Chief Financial Officer	2008	$300,000	—	$716,400	$480,263	$192,990	$7,750	(9)	$1,697,403
	2007	$288,461	$200,000	$1,107,800	$1,753,872	—	$7,750	(9)	$3,357,883

Kevin L. Crudden	2009	$250,000	—	$1,133,100	—	$79,218	$8,250	(8)	$1,470,568
Vice President & General	2008	$245,961	$10,000	$254,720	$106,725	$80,412	$7,750	(9)	$705,568
Counsel	2007	$231,538	$78,750	$79,762	$126,279	—	$7,750	(9)	$524,079

(1)	The amounts in this column are the 2009, 2008 and 2007 discretionary bonuses paid in March 2010, 2009 and 2008, respectively, based on the executive’s and Digital River’s performance in that fiscal year.

(2)	Pursuant to SEC rules, the amounts in the Stock Awards column reflect the aggregate grant date fair value of performance-based share awards approved by the Compensation Committee during the 2009, 2008 and 2007 fiscal years based on the probable outcome of the performance conditions under the awards, excluding the impact of estimated forfeitures related to service-based vesting conditions. The fair value of the award is calculated using the closing price of Digital River’s stock on the date of grant in accordance with FASB ASC Topic 718, Stock Compensation. Amounts for 2008 and 2007 have been recomputed using the same methodology in accordance with SEC rules. For additional information on the valuation assumptions for the stock awards, refer to note 6, Stock-Based Compensation, in the Digital River, Inc. financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC. The amounts listed in this column reflect the value of the award at the grant date assuming the highest level of performance is achieved. In February 2010, the Compensation Committee determined that Digital River met 86% of the performance goals established in March 2009, and accordingly Messrs. Ronning, Donnelly and Crudden earned 154,935, 77,468 and 38,735 performance-based shares from the 2009 stock award grants, respectively, which will vest over four years commencing on the date of grant. The remaining shares of restricted stock subject to the 2009 grants were forfeited. The 2008 performance-based share awards listed in this column were forfeited in their entirety as a result of the Compensation Committee’s determination that Digital River did not meet the performance goals established in March 2008. The 2007 awards were not subject to performance conditions.

(3)	The amounts in the Option Awards column reflect the aggregate grant date fair value of awards granted during the 2008 and 2007 fiscal years, in accordance with FASB ASC Topic 718, for option awards. No stock options were awarded to named executive officers in 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions for the stock option grants, refer to note 6, Stock-Based Compensation, in the Digital River, Inc. financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(4)	The amount reported in this column for the 2008 and 2009 fiscal years include payments made for the applicable year under the 2008 Performance Bonus Plan.

(5)	This amount consists of (a) Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan and (b) $1,588 in Company car expense which we paid on Mr. Ronning’s behalf.

(6)	This amount consists of (a) Digital River’s matching contribution of $7,750 under our tax qualified 401(k) Plan and (b) $14,625 in Company car expense which we paid on Mr. Ronning’s behalf.

(7)	This amount consists of (a) Digital River’s matching contribution of $7,750 under our tax qualified 401(k) Plan, (b) $16,785 in Company car expense which we paid on Mr. Ronning’s behalf and (c) $11,150 in life insurance premiums.

(8)	This amount is Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan.

(9)	This amount is Digital River’s matching contribution of $7,750 under our tax qualified 401(k) Plan.

Grants Of Plan-Based Awards
          The following table shows all plan-based awards granted to the named executive officers during fiscal year 2009. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End Table on the following page.
Grants of Plan-Based Awards
For Fiscal Year 2009

									All Other
									Option
		Estimated Possible Payouts			Estimated Possible Payouts				Awards:	Exercise or
		Under Non-Equity			Under Equity				Number of	Base Price of	Grant Date Fair
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			All Other Stock Awards:	Securities	Option	Value of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Securities	Underlying	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Underlying Options (#)	Options (#)	($/share)	Awards ($) (3)
Joel A. Ronning	3/5/2009	$—	$562,500	$1,125,000	—	180,000	180,000	—	—	$—	$4,532,400

Thomas M. Donnelly	3/5/2009	$—	$300,000	$300,000	—	90,000	90,000	—	—	$—	$2,266,200

Kevin L. Crudden	3/5/2009	$—	$125,000	$125,000	—	45,000	45,000	—	—	$—	$1,133,100

(1)	These columns show the threshold, target, and maximum payouts for 2009 performance under the 2008 Performance Bonus Plan. There is no minimum amount payable under the 2008 Performance Bonus Plan, and a maximum payout of 200% of target for Mr Ronning, and 100% of target for Messrs. Donnelly and Crudden. The target criteria for Messrs. Ronning, Donnelly and Crudden are described in the section titled “Annual Incentive Opportunities” in the Compensation Discussion and Analysis. The bonus payment for 2009 performance has been paid based upon the metrics described, at 63% percent of target, and is shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	These columns show the threshold, target, and maximum payouts, as performance-based shares, for 2009 performance. There is no minimum amount of performance-based shares to which the named executive officers are entitled, and a maximum entitlement of 100% of target. The actual number of performance-based shares received by the named executive officers is determined by the attainment of performance goals related to revenue, operating income and earnings per share. Received shares will vest 25% on the first anniversary of the date of grant, and 25% thereafter on the second, third and fourth anniversaries of the date of grant. Based on the Compensation Committee’s determination in February 2010 that Digital River met 86% of the performance goals established in March 2009, Messrs. Ronning, Donnelly and Crudden received 154,935, 77,468 and 38,735 performance-based shares, respectively, and the remaining performance-based shares subject to the 2009 grants were forfeited.

(3)	This column shows the full grant date fair value of performance-based share awards under FASB ASC Topic 718 granted to the named executives in 2009. For performance-based share awards the fair value is calculated using the closing price of Digital River stock on the grant date of $25.18. For additional information on the valuation assumptions, refer to note 6 of the Digital River financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.
          For a discussion of the element of pay in this table see the Compensation Discussion and Analysis section starting on page 16 of this proxy statement.

Outstanding Equity Awards
          The following table provides a summary of equity awards outstanding at December 31, 2009, for each of our named executive officers.
2009 Outstanding Equity Awards at Year End

		Option Awards						Stock Awards
													Equity
					Equity							Equity	Incentive Plan
					Incentive							Incentive Plan	Awards:
					Plan							Awards:	Market or
					Awards:			Number		Market		Number of	Payout Value
		Number of	Number of		Number of			of Shares		Value of		Unearned	of Unearned
		Securities	Securities		Securities			or Units		Shares or		Shares, Units	Shares, Units
		Underlying	Underlying		Underlying			of Stock		Units of		or Other	or Other
		Unexercised	Unexercised		Unexercised	Option	Option	That Have		Stock That		Rights That	Rights That
	Grant	Options (#)	Options (#)		Unearned	Exercise	Expiration	Not		Have Not		Have Not	Have Not
Name	Date	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)		Vested (#)	Vested ($)
Joel A. Ronning	2/21/2001	86,682	—		—	$5.125	2/21/2011	—		$—		—	$—
	2/8/2002	102,217	—		—	$13.92	2/8/2012	—		$—		—	$—
	2/8/2002	7,183	—		—	$13.92	2/8/2012	—		$—		—	$—
	2/13/2003	106,400			—	$10.50	2/13/2013	—		$—		—	$—
	2/9/2004	110,898	—		—	$22.98	2/9/2014	—		$—		—	$—
	2/9/2004	8,702	—		—	$22.98	2/9/2014	—		$—		—	$—
	2/10/2006	170,700	12,500	(1)	—	$35.11	2/10/2016	—		$—		—	$—
	2/28/2007	68,750	31,250	(2)	—	$55.39	2/28/2017	—		$—		—	$—
	2/28/2007	—	—		—	—	—	12,500	(3)	337,375	(4)	—	$—
	3/4/2008	43,750	56,250	(5)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	154,935	(6)	$4,181,696	(4)	—	$—

Thomas M. Donnelly	2/10/2005	50,000	—		—	$30.69	2/10/2015	—		$—		—	$—
	6/15/2005	25,000	—		—	$28.75	6/15/2015	—		$—		—	$—
	2/10/2006	9,375	625	(1)	—	$35.11	2/10/2016	—		$—		—	$—
	2/10/2006	—	—		—	—	—	2,500	(7)	67,475	(4)	—	$—
	2/28/2007	55,000	25,000	(2)	—	$55.39	2/28/2017	—		$—		—	$—
	2/28/2007	—	—		—	—	—	10,000	(3)	269,900	(4)	—	$—
	3/4/2008	19,687	25,313	(2)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	77,468	(6)	$2,090,861	(4)	—	$—

Kevin L. Crudden	1/3/2006	37,500	2,500	(8)	—	$29.75	1/3/2016	—		$—		—	$—
	2/10/2006	—	—		—	—	—	1,250	(7)	33,738	(4)	—	$—
	2/28/2007	3,960	1,800	(2)	—	$55.39	2/28/2017	—		$—		—	$—
	2/28/2007	—	—		—	—	—	720	(3)	19,433	(4)	—	$—
	3/4/2008	4,375	5,625	(2)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	38,735	(6)	$1,045,458	(4)	—	$—

(1)	The shares vest 6.25% quarterly, starting on May 10, 2006.

(2)	The shares vest 6.25% quarterly, starting on May 31, 2007.

(3)	The shares vest 25% annually, starting on February 29, 2008.

(4)	The market value of stock awards is based on the closing market price of Digital River stock as of December 31, 2009, which was $26.99.

(5)	The shares vest 6.25% quarterly, starting on June 4, 2008.

(6)	The shares vest 25% annually, starting on March 5, 2010.

(7)	The shares vest 25% annually, starting on February 10, 2007.

(8)	The shares vest 25% starting on January 3, 2007, then 6.25% quarterly thereafter.

Option Exercises and Stock Vested
2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of	Shares
	Shares	Value	Shares	Withheld to	Value
	Acquired on	Realized on	Acquired on	Cover Taxes	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	(#)	Vesting ($)

Joel A. Ronning	—	—	4,106	2,144	$149,500
Thomas M. Donnelly	50,000	$718,225	4,892	2,608	$183,100
Kevin L. Crudden	—	—	982	628	$40,361
Change of Control and Severance Benefits
Involuntary Termination other than Death, Disability, or Retirement; Certain Voluntary Terminations — Including Termination following a Change of Control
          The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon a termination of the employment of our named executive officers. The table assumes termination on December 31, 2009 and payment of such termination obligations within a reasonable time thereafter.

				Continued
Name	Salary	Bonus	Equity acceleration	benefits	Total
Joel A. Ronning	$450,000	$406,113	$10,078,363	$9,373	$10,943,849
Thomas M. Donnelly	$300,000	—	$2,428,236	$9,373	$2,737,609
Kevin L. Crudden	$250,000	—	$1,098,628	$9,448	$1,358,076
Termination upon Death
          The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon death of our named executive officers.

Name	Bonus	Total
Joel A. Ronning	$406,113	$406,113
Thomas M. Donnelly	$194,372	$194,372
Kevin L. Crudden	$82,793	$82,793
Termination upon Disability
          The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon disability of our named executive officers.

		Continued
Name	Bonus	benefits	Total
Joel A. Ronning	$406,113	$9,373	$415,486
Thomas M. Donnelly	$194,372	$9,373	$203,745
Kevin L. Crudden	$82,793	$9,448	$92,241
          For a discussion of the change of control and severance benefits set forth in the tables above, see page 29 of this proxy statement entitled “Severance and Change of Control Agreements.”

Equity Compensation Plan Information
          The following table summarizes information with respect to options and other equity awards under our equity compensation plans as of December 31, 2009:
Equity Compensation Plan Information

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-average	Future Issuance under
	issued upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights (1)	Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	3,868,048 (2)	$30.91	3,178,003 (3)

Equity Compensation Plans Not Approved by Security Holders (4)	1,250	$0.00	34,108

Total	3,869,298	$30.91	3,212,111

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock, which have no exercise price.

(2)	Includes 1,917,483 shares of our common stock to be issued upon exercise of outstanding stock options and 108,921 restricted stock granted and unvested under the 1998 Plan; and includes 579,742 shares of our common stock to be issued upon exercise of outstanding stock options and 1,261,902 restricted stock granted and unvested under the 2007 Plan.

(3)	Includes 2,922,901 shares of our common stock available for issuance under the 2007 Plan, and 255,102 shares of our common stock available for issuance under the 2000 Employee Stock Purchase Plan. In accordance with plan provisions, any option granted under the 1998 Plan and 2007 Plan will reduce the available number of shares on a one-to-one basis and any share award granted will reduce the available number of shares on a three-to-two basis.

(4)	Our Inducement Equity Incentive Plan (the “Inducement Plan”), which was in effect as of December 31, 2005, and was the only equity compensation plan not approved by security holders, was adopted by the Board in 2005 in connection with an acquisition. A total of 87,500 restricted shares of Company stock were initially reserved for issuance under the Inducement Plan. During 2009, 625 shares vested.
Policies and Procedures with Respect to Related-Party Transactions
          The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related-party transactions. The Audit Committee, all of whom are independent directors, must review and approve all related-party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules.
          We have policies and procedures regarding the review and approval of related-person transactions. The policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by our policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we participate and the amount involved exceeds $120,000, and a director or executive officer of the Company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.
          In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Conduct and Ethics. Under the Code of Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.
          All related party transactions shall be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules.
HOUSEHOLDING OF PROXY MATERIALS
          The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
          This year, a number of brokers with account holders who are Digital River stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, Digital River, Inc., 9625 West 76th Street, Eden Prairie, Minnesota 55344 or contact our Investor Relations department at (952) 253-1234. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
          The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Kevin L. Crudden
Kevin L. Crudden
Secretary

Eden Prairie, Minnesota
April 17, 2010
          A copy of the 2009 Annual Report to Stockholders accompanies this proxy statement. Our annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, is available at no charge to stockholders upon written request to us at Investor Relations, Digital River, Inc., 9625 West 76th Street, Eden Prairie, Minnesota 55344. Copies also may be obtained without charge through Digital River’s website at www.digitalriver.com, as well as the SEC’s website at www.sec.gov.

FORM OF PROXY CARD
DIGITAL RIVER, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 27, 2010
3:30 p.m.
Digital River, Inc.
9625 West 76th Street
Eden Prairie, Minnesota 55344

DIGITAL RIVER, INC. 9625 West 76th Street, Eden Prairie, MN 55344	proxy

TO THE STOCKHOLDERS OF DIGITAL RIVER, INC.:
          NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders of DIGITAL RIVER, INC., a Delaware corporation (the “Company”), will be held on Thursday, May 27, 2010, at 3:30 p.m. local time at the Company’s headquarters at 9625 West 76th Street, Eden Prairie, Minnesota, 55344 for the purposes stated on the reverse.
          By signing the proxy, you revoke all prior proxies and appoint Joel A. Ronning and Thomas M. Donnelly, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
          All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible. In order to ensure your representation at the meeting, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.
          The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on March 31, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.
See reverse for voting instructions.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #
VOTE BY PHONE — TOLL FREE — 1-800-690-6903 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on May 26, 2010.

•	Please have your proxy card available and follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.proxyvote.com — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on May 26, 2010.

•	Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to
Digital River, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, N.Y. 11717.
If you vote by Phone or Internet, please do not mail your Proxy Card
The Board of Directors Recommends a Vote FOR all Proposals.

1. Election of directors:
Election of Class III directors -
	01 Joel A. Ronning	☐	Vote FOR	☐	Vote WITHHELD
			the nominee		from the nominee
(except as marked)

	02 Perry W. Steiner	☐	Vote FOR	☐	Vote WITHHELD
			the nominee		from the nominee
(except as marked)

Ratification of Class I director –

	03 Cheryl F. Rosner	☐	Vote FOR	☐	Vote WITHHELD
			the nominee		from the nominee
(except as marked)
\/ Please fold here \/

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2010.
	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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